Filed Under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement Number 497 - Dated Monday, February 8, 2021
(To: Prospectus Dated November 1, 2017 and Prospectus Supplement Dated November 3, 2017)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FL46	[]	100%	1.800%	[]	Fixed	1.650%	MONTHLY	02/15/2031	03/15/2021	$1.19	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable
National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, February 8, 2021 through Tuesday, February 16, 2021
Trade Date: Tuesday, February 16, 2021 @12:00 PM ET
Settle Date: Friday, February 19, 2021
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

If the maturity date or an interest payment date for any note is not a business
Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated October 28,2020